Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-138662 on Form S-3 of our reports dated February 26, 2007 relating to the financial statements of Bunge Limited and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoptions of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006 and Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, on January 1, 2006), the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report for Form 10-K of Bunge Limited for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 19, 2007